Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – January 29, 2013

Auburn National Bancorporation, Inc. Reports

Full Year Net Earnings of $6.8 million, or $1.86 per share;

Fourth Quarter Net Earnings of $1.7 million, or $0.46 per share

Full Year 2012 Results – Compared to Full Year 2011:

•	Net earnings increased 22%

•	2012 EPS of $1.86 matches record total

•	Net interest margin increased by 26 basis points

•	Average loans up $17.4 million, or 5%

•	Mortgage lending income up $1.5 million, or 79%

•	Provision for loan losses increased $1.4 million, or 56%

•	NPAs declined by $2.8 million, or 15%; NPAs to total assets of 2.03% at December 31, 2012

•	Maintained strong balance sheet with a tangible common equity to total assets ratio of 8.55%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.7 million, or $0.46 per share, for the fourth quarter of 2012, compared to $1.2 million, or $0.32 per share, for the fourth quarter of 2011. For the full year 2012, net earnings were $6.8 million, or $1.86 per share, compared to $5.5 million, or $1.52 per share, for the full year 2011.

Fourth quarter 2012 operating net earnings, which exclude the effects of non-operating items such as securities gains and losses, expenses related to other real estate owned (“OREO”) and prepayment penalties on long-term debt, were approximately $1.7 million, or $0.47 per share, compared to fourth quarter 2011 operating net earnings of approximately $1.5 million, or $0.40 per share. For the full year 2012, operating net earnings were $6.8 million, or $1.87 per share, compared to $6.2 million, or $1.72 per share, for the full year 2011.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s fourth quarter and full year results reflect improvement in our net interest margin, a significant increase in mortgage lending income, and management’s efforts to aggressively resolve and reduce nonperforming assets. In addition to maintaining strong capital and liquidity, the Company paid cash dividends of $0.82 per share during 2012.”

Net interest income (tax-equivalent) was $5.7 million for the fourth quarter of 2012, an increase of 16% compared to the fourth quarter of 2011. The increase primarily reflected improvement in the Company’s net interest margin and cost of funds, as average total interest-earning assets were mostly unchanged. Net interest income (tax-equivalent) for the fourth quarter of 2012 included a $229,000 recovery of interest related to the payoff on a nonperforming construction and land development loan. Excluding the impact of this interest recovery, net interest income (tax-equivalent) would have increased 12% in the fourth quarter of 2012 compared to the fourth quarter of 2011. Average loans were $395.5 million in the fourth quarter of 2012, an increase of $23.2 million, or 6%, from the fourth quarter of 2011. Average deposits were $630.1 million in the fourth quarter of 2012, an increase of $20.4 million, or 3%, from the fourth quarter of 2011.

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Reports Full Year and Fourth Quarter Net Earnings/page 2

Nonperforming assets decreased to 2.03% of total assets at December 31, 2012, compared to 2.46% at September 30, 2012. The Company’s annualized net-charge off ratio was 0.39% in the fourth quarter of 2012, compared to 0.08% in the fourth quarter of 2011. The provision for loan losses was $1.1 million in the fourth quarter of 2012, compared to $0.7 million in the fourth quarter of 2011. The provision for loan losses increased primarily due to an increase in net charge-offs in the commercial real estate loan portfolio. Although historical loss rates have increased for commercial real estate loans, the Company’s historical loss rates for all other portfolio segments were mostly flat to declining.

Total noninterest income was approximately $1.8 million in the fourth quarter of 2012, compared to $1.5 million in the fourth quarter of 2011. The increase in total noninterest income was primarily due to a $0.4 million increase in mortgage lending income, reflecting increased origination volume, and a $0.2 million decrease in affordable housing investment losses, due to the Company selling three affordable housing investments in January 2012. These increases were offset by a decrease in net securities gains of $0.2 million.

Total noninterest expense was approximately $4.0 million in the fourth quarter of 2012 compared to $4.2 million in fourth quarter of 2011. The decrease was primarily due to a decrease in net expenses related to OREO, which was partially offset by increases in other noninterest expense. The decrease in net expenses related to OREO was primarily due to a decline in holding losses or write-downs on the valuations of certain properties included in OREO.

Income tax expense was approximately $1.4 million for the full year 2012, compared to $0.1 million for the full year 2011. The Company’s annualized effective tax rate for the full year 2012 was 17.34%, compared to an annualized effective income tax rate of 1.02% for the full year 2011. The increase in the Company’s effective tax rate during 2012 when compared to 2011 was due to a 46% increase in the level of earnings before taxes and a decrease in federal tax credits related to the Company’s investments in affordable housing limited partnerships, which were sold in January 2012. The impact of these changes on the Company’s effective tax rate for the full year 2012 was partially offset by the reversal of a previously established deferred tax valuation allowance of $0.5 million related to capital loss carryforwards.

The Company paid cash dividends of $0.205 per share in the fourth quarter of 2012. At December 31, 2012, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $760 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

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Reports Full Year and Fourth Quarter Net Earnings/page 3

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2011 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Full Year and Fourth Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2012	2011	2012	2011

Results of Operations
Net interest income (a)	$5,721	$4,924	$22,539	$20,944
Less: tax-equivalent adjustment	396	415	1,642	1,719

Net interest income (GAAP)	5,325	4,509	20,897	19,225
Noninterest income	1,788	1,461	10,483	5,177

Total revenue	7,113	5,970	31,380	24,402
Provision for loan losses	1,065	650	3,815	2,450
Noninterest expense	4,023	4,187	19,383	16,357
Income tax expense (benefit)	365	(32)	1,419	57

Net earnings	$1,660	$1,165	$6,763	$5,538

Per share data:
Basic and diluted net earnings:
GAAP	$0.46	$0.32	$1.86	$1.52
Operating (b)	0.47	0.40	1.87	1.72
Cash dividends declared	$0.205	$0.20	$0.82	$0.80
Weighted average shares outstanding:
Basic and diluted	3,642,903	3,642,738	3,642,831	3,642,735
Shares outstanding, at period end	3,642,903	3,642,738	3,642,903	3,642,738
Book value	$19.26	$17.96	$19.26	$17.96
Common stock price:
High	$24.87	$19.65	$26.65	$20.37
Low	20.85	18.52	18.23	18.52
Period-end:	20.85	18.52	20.85	18.52
To earnings ratio	11.21	x	12.10	x	11.21	x	12.10	x
To book value	108%	103%	108%	103%
Performance ratios:
Return on average equity (annualized):
GAAP	9.30%	7.15%	9.85%	9.10%
Operating (b)	9.55%	9.03%	9.94%	10.27%
Return on average assets (annualized):
GAAP	0.88%	0.61%	0.90%	0.72%
Operating (b)	0.90%	0.77%	0.90%	0.81%
Dividend payout ratio	44.57%	62.50%	44.09%	52.63%
Other financial data:
Net interest margin (a)	3.22%	2.77%	3.21%	2.95%
Effective income tax rate	18.02%	NM	17.34%	1.02%
Efficiency ratio (c)	52.18%	55.80%	52.76%	56.85%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$10,535	$10,354	$10,535	$10,354
Other real estate owned	4,919	7,898	4,919	7,898

Total nonperforming assets	$15,454	$18,252	$15,454	$18,252

Net charge-offs	$387	$71	$4,011	$3,207

Allowance for loan losses as a % of:
Loans	1.69%	1.87%	1.69%	1.87%
Nonperforming loans	64%	67%	64%	67%
Nonperforming assets as a % of:
Loans and other real estate owned	3.83%	4.83%	3.83%	4.83%
Total assets	2.03%	2.35%	2.03%	2.35%
Nonperforming loans as a % of total loans	2.65%	2.80%	2.65%	2.80%
Net charge-offs (annualized) as a % of average loans	0.39%	0.08%	1.03%	0.86%
Selected average balances:
Securities	$253,765	$294,485	$277,240	$302,967
Loans, net of unearned income	395,487	372,318	391,254	373,866
Total assets	755,991	766,907	755,305	771,116
Total deposits	630,950	610,543	631,133	617,490
Long-term debt	47,217	85,314	49,115	86,899
Total stockholders' equity	71,421	65,168	68,676	60,842
Selected period end balances:
Securities	$259,475	$299,582	$259,475	$299,582
Loans, net of unearned income	398,193	370,263	398,193	370,263
Allowance for loan losses	6,723	6,919	6,723	6,919
Total assets	759,833	776,218	759,833	776,218
Total deposits	636,817	619,552	636,817	619,552
Long-term debt	47,217	85,313	47,217	85,313
Total stockholders' equity	70,149	65,416	70,149	65,416

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

NM - not meaningful

Reports Full year and Fourth Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2012	2011	2012	2011
Net earnings, as reported (GAAP)	$1,660	$1,165	$6,763	$5,538
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(44)	(198)	(428)	(553)
Gain on sale of affordable housing investments	—	—	(2,059)	—
Other real estate owned expense, net	89	504	203	1,264
Prepayment penalty on long-term debt	—	—	2,344	—

Operating net earnings	$1,705	$1,471	$6,823	$6,249

Basic and diluted earnings per share, as reported (GAAP)	$0.46	$0.32	$1.86	$1.52
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(0.01)	(0.05)	(0.12)	(0.15)
Gain on sale of affordable housing investments	—	—	(0.57)	—
Other real estate owned expense, net	0.02	0.13	0.06	0.35
Prepayment penalty on long-term debt	—	—	0.64	—

Operating net earnings per share	$0.47	$0.40	$1.87	$1.72

Net interest income, as reported (GAAP)	$5,325	$4,509	$20,897	$19,225
Tax-equivalent adjustment	396	415	1,642	1,719

Net interest income (tax-equivalent)	$5,721	$4,924	$22,539	$20,944

Noninterest income, as reported (GAAP)	$1,788	$1,461	$10,483	$5,177
Non-operating items:
Securities gains, net	(70)	(315)	(679)	(878)
Gain on sale of affordable housing investments	—	—	(3,268)	—

Operating noninterest income	$1,718	$1,146	$6,536	$4,299

Total Revenue, as reported (GAAP)	$7,113	$5,970	$31,380	$24,402
Tax-equivalent adjustment	396	415	1,642	1,719
Non-operating items:
Securities gains, net	(70)	(315)	(679)	(878)
Gain on sale of affordable housing investments	—	—	(3,268)	—

Total Operating Revenue (tax-equivalent)	$7,439	$6,070	$29,075	$25,243

Noninterest expense, as reported (GAAP)	$4,023	$4,187	$19,383	$16,357
Non-operating items:
Other real estate owned expense, net	(141)	(800)	(323)	(2,007)
Prepayment penalty on long-term debt	—	—	(3,720)	—

Operating noninterest expense	$3,882	$3,387	$15,340	$14,350

Total stockholders’ equity (GAAP)	$70,149	$65,416	$70,149	$65,416
Unrealized gains on available for sale securities, net of tax	(5,174)	(4,222)	(5,174)	(4,222)

Tangible Common Equity	$64,975	$61,194	$64,975	$61,194